UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2018

Uniti Group Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-36708	46-5230630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10802 Executive Center Drive Benton Building Suite 300 Little Rock, Arkansas	72211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (501) 850-0820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 14, 2018, Uniti Group Inc. (the “Company”) entered into an employment agreement with Mr. Kenneth Gunderman (the “Employment Agreement”) pursuant to which Mr. Gunderman will continue to serve as the Company’s Chief Executive Officer and President. The Employment Agreement replaces Mr. Gunderman’s previous employment agreement, the initial term of which would have expired on December 31, 2018. The initial term of the Employment Agreement runs through December 31, 2021, unless earlier terminated, and it will automatically renew for successive one-year intervals after 2021 unless either party gives the other at least 90 days’ notice. The Employment Agreement provides Mr. Gunderman a base salary of no less than $725,000 per year (subject to periodic review and increase) and provides further that he will be eligible to participate in any annual cash incentive plans as may be then implemented with a target bonus equal to 150% of his then base salary. The target bonus may be increased to 200% of his then base salary at the discretion of the Compensation Committee of the Company’s Board of Directors.

The Employment Agreement provides that should Mr. Gunderman’s employment be terminated for any reason, then the Company will pay to Mr. Gunderman his base salary and any accrued vacation pay through the date of termination and any amount payable under any incentive compensation plan with respect to the measuring period ending immediately prior to the measuring period during which the termination occurs, in each case to the extent not already paid.  Additionally, the Employment Agreement provides that in the event:

•                  Mr. Gunderman is terminated due to death or disability, the Company will pay to Mr. Gunderman or his heirs an amount equal to one times his annual base salary;

•                  the Company terminates Mr. Gunderman without cause or he resigns for good reason, then the Company will pay to Mr. Gunderman (i) a lump-sum severance benefit equal to two and a half times the sum of his annual base salary and the average of the annual bonus payments paid to Mr. Gunderman under an annual compensation plan during the three years preceding the year in which the termination occurs, and (ii) a lump-sum cash amount equivalent to the cost of two years’ health and dental insurance continuation for him and his family; and

•                  the Company terminates Mr. Gunderman without cause or he resigns for good reason, in each case within one year of a “change in control” (as defined in the Employment Agreement), then the Company will pay to Mr. Gunderman, in a lump sum, the following amounts: (i) a pro-rata annual bonus for the year of termination at target; (ii) a severance benefit equal to two and a half times the sum of (x) the higher of his annual base salary in effect prior to the change in control or his annual base salary in effect prior to his termination and (y) the average of the annual bonus payments paid to Mr. Gunderman under an annual compensation plan during the three years preceding the year in which the termination occurs; and (iii) an amount equivalent to the cost of two years’ health and dental insurance continuation for him and his family.

The foregoing description of the Employment Agreement is only a summary and does not purport to be complete and is qualified in its entirety by the complete text of the Employment Agreement itself, a copy of which is attached as Exhibit 10.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement dated as of December 14, 2018 with Kenneth Gunderman

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2018	UNITI GROUP INC.

	By:	/s/ Daniel L. Heard
		Name:	Daniel L. Heard
		Title:	Executive Vice President — General Counsel and Secretary

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